EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LUNAI BIOWORKS, INC. ANNOUNCES REVERSE STOCK SPLIT

SACRAMENTO, California — May 20, 2026 — Lunai Bioworks, Inc. (Nasdaq: LNAI) (the “Company”) today announced that it will effect a reverse stock split of its issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-8 (the “Reverse Stock Split”). The Reverse Stock Split is expected to become effective at 12:01 a.m. Eastern Time on May 22, 2026, and the Company’s Common Stock is expected to begin trading on a split-adjusted basis on The Nasdaq Capital Market at the opening of trading on May 22, 2026, under the existing trading symbol “LNAI.”

The Company’s Common Stock will trade under a new CUSIP number, 29350E302 following the effectiveness of the Reverse Stock Split.

At the Company’s Special Meeting of Stockholders held on May 8, 2026, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Common Stock at a ratio in the range of 1-for-3 to 1-for-30, inclusive, with the exact ratio to be determined by the Board in its sole discretion and publicly announced prior to the effective time of the Reverse Stock Split. The Board of Directors subsequently approved the final 1-for-8 Reverse Stock Split ratio.

The Reverse Stock Split is intended primarily to increase the market price per share of the Company’s Common Stock to assist the Company in regaining compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of at least $1.00 per share for continued listing on The Nasdaq Capital Market. The Company previously effected a 1-for-10 reverse stock split on September 30, 2025.

As a result of the Reverse Stock Split, every 8 shares of issued and outstanding Common Stock will automatically be combined into one issued and outstanding share of Common Stock. The Reverse Stock Split will not change the par value of the Common Stock or the number of authorized shares of Common Stock. The Reverse Stock Split will reduce the number of issued and outstanding shares of Common Stock from approximately 36,271,119 shares to approximately 4,533,890 shares, subject to adjustment for the treatment of fractional shares.

No fractional shares will be issued in connection with the Reverse Stock Split. Any fractional share that would otherwise result from the Reverse Stock Split will be automatically rounded up to the next whole share at the registered stockholder or DTC participant level, as applicable. Registered stockholders holding shares in book-entry form will receive information from the Company’s transfer agent regarding their post-split holdings. Beneficial owners holding shares through a bank, broker or other nominee will have their positions adjusted in accordance with the procedures of their bank, broker or nominee.

The Company’s transfer agent, Securities Transfer Corporation, will act as exchange agent for the Reverse Stock Split. Stockholders holding shares electronically in book-entry form are not required to take any action to receive post-split shares.

Proportionate adjustments will be made, as appropriate and in accordance with the terms of the applicable instruments, to the number of shares of Common Stock issuable upon the exercise, vesting, conversion or exchange of our outstanding options, warrants, restricted stock units and other convertible or exercisable securities, as well as to the exercise or conversion prices thereof and to share reserves under our equity compensation plans.

Lunai Bioworks (Nasdaq: LNAI) is an AI-driven life sciences company advancing drug discovery and chemical defense through its integrated platform. Lunai combines clinical data, machine learning, and in vivo validation to identify disease biology and develop precision therapeutics. The Company is focused on central nervous system diseases and oncology, with a mission to reduce development timelines and improve clinical success rates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. Forward-looking statements include, without limitation, statements regarding the expected timing and effectiveness of the Reverse Stock Split, the expected commencement of split-adjusted trading, the Company’s ability to regain or maintain compliance with Nasdaq continued listing requirements, and the expected effects of the Reverse Stock Split on the Company’s capitalization, trading price, liquidity and stockholders.These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks that the Reverse Stock Split may not result in a sustained increase in the market price of the Common Stock; may result in reduced liquidity, wider bid-ask spreads or increased volatility; may not enable the Company to regain or maintain compliance with Nasdaq Listing Rule 5550(a)(2) or other Nasdaq continued listing requirements; may be subject to Nasdaq, FINRA, DTC or other processing delays; and may be affected by general market conditions, trading prices, investor acceptance and the determinations of the Nasdaq Hearings Panel. Additional risks and uncertainties are described in the Company’s filings with the U.S. Securities and Exchange Commission, including the risk factors in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Lunai Bioworks, Inc.

3400 Cottage Way, Suite G2, #3256

Sacramento, California 95825

Email: ir@lunaibioworks.com